EXHIBIT 10.1

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of October 11, 2021 (this “Agreement”), is entered into by and among Insignia Systems, Inc., a Minnesota corporation (the “Company”), Nicholas J. Swenson, an individual resident of Minnesota (“Swenson”), Air T, Inc., a Delaware corporation (“Air T”); Groveland Capital LLC, a Delaware limited liability company (“Groveland”); AO Partners I, L.P., a Delaware limited partnership (“AOPI”); AO Partners, LLC, a Delaware limited liability company (“AOP”), and Glenhurst Co., a Minnesota corporation (“Glenhurst”). Swenson, Air T, Groveland, AOPI, AOP, and Glenhurst are collectively referred to herein as the “Shareholder Group” and each individually as a “Member” of the Shareholder Group.

WHEREAS, the Shareholder Group, in the aggregate, is currently the beneficial owner of 698,262 shares (the “Shares”) of the common stock, par value $0.01, of the Company (“Common Stock”), which represents approximately 39.6% of the issued and outstanding Common Stock as of the date hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has considered the qualifications of Nicholas J. Swenson (the “Air T Nominee”) and conducted such review as it has deemed appropriate, including materials provided by the Shareholder Group and the Air T Nominee; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to appoint the Air T Nominee to the Board, upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

2. Representations and Warranties of the Shareholder Group. Each Member of the Shareholder Group, severally, and not jointly, represents and warrants with respect to himself or itself as follows:

(a) Such party, if an individual, has the legal capacity to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such party, if an entity, has the corporate power and authority or the limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed, and delivered by such Member of the Shareholder Group and constitutes a valid and binding obligation and agreement of such party, and is enforceable against such party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by each Member of the Shareholder Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to him or it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which he or it is a party or by which he or it is bound.

(d) The Shareholder Group is the “beneficial owner” of 698,262 shares of Common Stock (as defined herein). No Member of the Shareholder Group owns any Synthetic Equity Interests (as defined below) or any Short Interests (as defined below) in the Company.

For purposes of this Agreement, (a) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; and (b) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

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3. Definitions. For purposes of this Agreement:

(a) The terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b) The “Standstill Period” means the period beginning on the date of this Agreement and ending on the earlier of (i) the day immediately following the date final voting results are publicly announced for the annual meeting of shareholders of the Company to be held in 2022 (the “Covered Meeting”) and (ii) fifteen (15) days following the Air T Nominee’s involuntary removal from the Board.

4. Appointment of Directors; Related Matters.

(a) The Company hereby agrees that, effective as of the date hereof, the Company shall (i) increase the size of the Board to five (5) members, and (ii) appoint Nicholas J. Swenson to the Board.

(b) Subject to this Agreement remaining in full force and effect and the Shareholder Group continuing to beneficially own in the aggregate at least 10% of the then-outstanding Common Stock (the “Minimum Ownership Threshold”), the Company hereby agrees to include the Air T Nominee in its slate of nominees for election as directors of the Company at the Covered Meeting. With respect to the Covered Meeting, the Company will solicit proxies for the Air T Nominee in substantially the same manner as it has in prior years with respect to the Board’s nominees, will recommend to shareholders that they vote in favor of each of the Air T Nominee, and will cause all proxies received by the Company in favor of the Air T Nominee to be voted in favor of their election to the Board. During the Standstill Period, the Company’s Board will take no action to remove any of the Air T Nominee from the Board pursuant to Section 302A.223, Subdivision 2, of the Minnesota Statutes.

(c) As a condition to the Company’s appointment of the Air T Nominee to the Board and his or her subsequent nomination for election as a director of the Company at the Covered Meeting, the Air T Nominee will (i) provide to the Company such information as is required to be or is customarily disclosed for directors, candidates for directors and their affiliates and representatives, in proxy statements or other filings under applicable law or stock exchange rules or listing standards or is otherwise necessary for inclusion of such Air T Nominee in the Board’s slate of nominees, to the extent that the Company solicits the same information from all of its directors in accordance with past practices, (ii) consent to serve as a director of the Company if elected, and (iii) agree to be bound by all policies, codes and guidelines applicable to all directors of the Company, including the Code of Business Conduct and Ethics, and to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or Board committees, to the same extent that the Company requires all of its directors to make any such agreement in accordance with past practices.

(d) If, during the Standstill Period, the Air T Nominee no longer serves as a director of the Company, and so long as the Shareholder Group meets the Minimum Ownership Threshold, the Shareholder Group shall be entitled to name a substitute nominee, who, provided such substitute nominee (i) meets the conditions set forth in Section 4(c), (ii) meets the director-independence standards of the Nasdaq Stock Market (“Nasdaq”), (iii) is not a former member of the Board, and (iv) is reasonably acceptable to the Board following review of the substitute nominee’s qualifications for director, shall be nominated, in the case of the annual meeting, or appointed, in the case of a mid-term vacancy, by the Board. Any such substitute nominee, following appointment, shall be deemed an Air T Nominee for all purposes hereunder.

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(e) Notwithstanding the foregoing, the Air T Nominee shall tender his or her resignation from the Board and any committee of the Board on which he or she then sits (it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation) if at any time during the Standstill Period the Shareholder Group ceases collectively to beneficially own, in the aggregate, at least the Minimum Ownership Threshold. Following the occurrence of the foregoing, the Company shall have no further obligations under this Section 4.

(f) At all times while the Air T Nominee is serving as a member of the Board no Member of the Shareholder Group shall pay any compensation (within the meaning of Nasdaq Rule 5250(b)(3)) to such Air T Nominee for his or her service as a member of the Board.

(g) If a Second Director no longer serves as a director of the Company, and so long as the Shareholder Group meets the Minimum Ownership Threshold, the Board (whether directly or through its Governance, Compensation and Nominating Committee or another equivalent committee) will promptly identify a substitute nominee, who, upon approval by the Shareholder Group (which approval will not be unreasonably delayed or withheld), shall be nominated, in the case of the annual meeting, or appointed, in the case of a mid-term vacancy, by the Board. Any such substitute nominee, following appointment, shall be deemed an Air T Nominee for all purposes hereunder. For purposes of this Section 4(g), “Second Director” means the first individual, if any, who ceases service as a director of the Company during the Standstill Period and who is not already an Air T Nominee.

5. Covenants.

(a) Each of the Members of the Shareholder Group agrees that, during the Standstill Period, he or it will not, and he or it will cause each of such person’s Affiliates, Associates or agents or other persons acting on his or its behalf not to, and will cause his or its respective Affiliates and Associates not to:

(i) submit, or otherwise induce or encourage any other person to submit, any shareholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, and will not nominate any candidate for election to the Board or publicly oppose the directors nominated by the Board;

(ii) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other Members of the Shareholder Group or one or more Affiliates or Associates of a Member of the Shareholder Group with respect to the Common Stock currently owned as set forth in Section 2(e) of this Agreement or to the extent such a group may be deemed to result with the Company or any of its Affiliates or Associates as a result of this Agreement;

(iii) solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any Annual Meeting of Shareholders of the Company;

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(iv) other than as permitted under Section 302A.671, Subdivision 3, of the Minnesota Statutes (the “Minnesota Voting Statute”) in order to grant voting rights to shares of Common Stock beneficially owned by the Shareholder Group and its Affiliates, Common Stock, call, seek to call, or to request the call of, any meeting of the shareholders of the Company, including by written consent, or seek to make, or make, a shareholder proposal at any meeting of the shareholders of the Company or make a request for a list of the Company’s shareholders (or otherwise induce or encourage any other person to initiate such proposal or request), except with respect to a special meeting of shareholders in connection with or related to a tender offer effectuated in accordance with Section 6 for purposes of allowing shareholders to vote upon the approval of voting rights under the Minnesota Voting Statute with respect to any shares acquired pursuant to such tender offer;

(v) except pursuant to Section 6, effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (each, an “Extraordinary Transaction”);

(vi) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of this Section 5, or otherwise seek (in any manner that would require public disclosure by any of the Members of the Shareholder Group or their Affiliates or Associates) to obtain any waiver, consent under, or any amendment of, any provision of this Agreement;

(vii) (A) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; (B) make, or issue or cause to be made or issued, or in any way encourage any other person to make or issue or cause to be made or issued, any such public disclosure, announcement or statement in support of any solicitation described in paragraph (iii) of this Section 5(a) (other than solicitations by the Company), or (C) take any action that could require the Company to make any public disclosure relating to such intent, purpose, plan, proposal or condition, or any other matter set forth in this Agreement;

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(viii) except pursuant to Section 6, acquire, offer or propose to acquire, or agree to acquire, on the market or through a private transaction, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company, provided that nothing in this Agreement shall prohibit the Shareholder Group and its Affiliates from acquiring shares of Common Stock up to an aggregate ownership of 45.0% of the outstanding shares of the Common Stock; or

(ix) enter into any written agreement with any person (other than professional advisers to one or more Members of the Shareholder Group) with respect to any of the foregoing; finance, assist, encourage or seek to persuade any person to take any action or make any public statement with respect to any of the foregoing; or otherwise take or cause any action or make any public statement inconsistent with any of the foregoing.

(b) Each Member of the Shareholder Group shall cause all shares of Common Stock beneficially owned by them and their Affiliates and Associates to be (i) present for quorum purposes at each Covered Meeting held during the Standstill Period, and at any adjournments or postponements thereof, and (ii) voted at all such meetings, (x) in favor of all directors nominated by the Board for election consistent with Section 4(b).

(c) The Members of the Shareholder Group who filed the Schedule 13D shall promptly file an amendment to the Schedule 13D reporting the entry into this agreement, amending applicable items to conform to its obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. Such Members of the Shareholder Group shall provide to the Company a reasonable opportunity to review and comment on such amendment in advance of filing, and shall consider in good faith the reasonable comments of the Company.

(d) During the Standstill Period, the Board will not increase the size of the Board to more than five (5) directors without the prior written consent of the Shareholder Group.

(e) The Company shall not take any action to avoid or seek to avoid the observance or performance of any of the terms required to be observed or performed by the Company under this Agreement, but shall at all times in good faith take all actions that are necessary to carry out and perform all of the provisions of this Agreement.

6. Tender Offer. Notwithstanding the provisions of Section 5, the Shareholder Group may commence an open offer under Minnesota, United States and all other applicable securities, corporate and other laws to purchase all outstanding shares of Common Stock of the Company not then beneficially owned by the Shareholder Group, which offer shall be (i) for cash or stock at a premium to the then-current market price of the Common Stock, (ii) conducted in accordance with the tender offer provisions of the United States securities laws (including, without limitation, Section 14(d) of the Exchange Act) and (iii) conditioned upon the tender and purchase of not less than a majority of all outstanding shares of Common Stock of the Company held by all shareholders who are not Affiliates or Associates of the Shareholder Group as of the date the offer is commenced. Any determination by the Board whether to recommend that shareholders accept or reject any such offer shall be made by the Board in its sole discretion.

7. Material Non-Public Information. The Members of the Shareholder Group acknowledge that they are aware that the United States securities law prohibit any person who has material non-public information about a company from purchasing or selling such securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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8. Voting Procedures. The Members of the Shareholder Group shall comply with all lawful voting procedures established by the Company to enable the Company to comply with the provisions of the Minnesota Voting Statute.

9. Public Disclosures. Promptly following the execution and delivery of this Agreement, the Company shall issue a current report on Form 8-K (the “Report”). None of the parties hereto will make any public statements that are inconsistent with, or otherwise contrary to, the statements in the Report. The Company and the Shareholder Group shall not, and shall cause their respective Affiliates and Associates and representatives not to, (i) prior to the issuance of the Report, issue any press release or public announcement regarding this Agreement without the prior written consent of the other parties hereto, and (ii) during the Standstill Period, make any public statement, disclosure or announcement with respect to this Agreement that is inconsistent with the Report, except as required by applicable law or regulation, pursuant to the rules or listing standards of any stock exchange or with the prior written consent of the other party.

10. Non-Disparagement. During the Standstill Period, none of the parties hereto (nor any of their respective subsidiaries, Affiliates, Associates, successors, assigns, officers, key employees or directors) shall directly or indirectly make or issue or cause to be made or issued any public disclosure, announcement, or statement (including without limitation (i) the filing of any document or report with the SEC or any other governmental agency unless required by law or (ii) any disclosure to any journalist, member of the media, or securities analyst) concerning any other party or, with respect to the Company, any of its past, present or future directors, officers, employees, other affiliates, agents, attorneys, or representatives, which disparages such other party or any of such other party’s respective past, present, or future directors, officers, employees or other affiliates, or any of their respective practices, procedures, business operations, products or services, in any manner; provided, for the benefit of clarification and the avoidance of doubt, that this provision shall not in any way prohibit members of the Shareholder Group from communicating directly with the Company and its management and Board in a non-public manner to communicate their concerns or raise issues related to the Company, its performance, the performance of management or any other matters related to the Company; provided further, that the restrictions in this Section 10 shall not (i) apply in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (iii) impose any liability on any person for non-public statements that express factual matters or such person’s opinion in good faith.

11. Specific Performance. Each party hereto acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Minnesota, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

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12. Jurisdiction. Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Minnesota (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 16 of this Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

13. Applicable Law. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

14. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to, and supersedes all prior agreements relating to, its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and assigns.

16. Notices. All notices, requests, instructions or other documents to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) business day after being sent by overnight courier or when sent by electronic mail or facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) business days after being sent by registered or certified mail, postage prepaid at the address specified in this Section, or at such other address as is provided by a party to this Agreement to the other party pursuant to notice given in accordance with the provisions of this Section:

if to the Company:

Insignia Systems, Inc.
7308 Aspen Lane N, Suite 153
Minneapolis, Minnesota 55428
Attention: Chief Executive Officer
Email: kristine.glancy@insigniasystems.com

with a copy to:

Faegre Drinker Biddle & Reath LLP
90 South Seventh Street, Suite 2200
Minneapolis, Minnesota 55402
Attention: Joshua L. Colburn
Email: joshua.colburn@faegredrinker.com

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if to the Shareholder Group or any Member thereof:

Air T, Inc.
5000 West 36th Street, Suite 200
Minneapolis, Minnesota 55416

Attention: Nicholas J. Swenson
Email: nswenson@airt.net

17. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly otherwise requires. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule, regulation or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, regulation or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed and delivered the same with the advice of such counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

19. Termination and Effect of Termination. This Agreement shall remain in full force and effect for the Standstill Period. No termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

20. Expenses. Each of the Company and the Shareholder Group shall be responsible for its own fees and expenses incurred in connection with the negotiation and execution of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

INSIGNIA SYSTEMS, INC.

By:	/s/ Kristine A. Glancy
Kristine A. Glancy
President and Chief Executive Officer

AIR T, INC.

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson
Chief Executive Officer

GROVELAND CAPITAL LLC

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

AO PARTNERS I, LLP
By: AO PARTNERS, LLC Its: General Partner

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

AO PARTNERS, LLC

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Managing Member

GLENHURST CO.

By:	/s/ Nicholas J. Swenson
Nicholas J. Swenson, Sole Owner

/s/ Nicholas J. Swenson
Nicholas J. Swenson

Signature Page to Cooperation Agreement

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